American High-Income Trust
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

March 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$481,293
Class B	$5,689
Class C	$43,016
Class F1	$50,579
Class F2	$34,656
Total	$615,233
Class 529-A	$11,748
Class 529-B	$360
Class 529-C	$3,885
Class 529-E	$624
Class 529-F1	$723
Class R-1	$758
Class R-2	$7,040
Class R-3	$10,809
Class R-4	$7,891
Class R-5	$10,510
Class R-6	$10,246
Total	$64,594

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3814
Class B	$0.3388
Class C	$0.3363
Class F1	$0.3783
Class F2	$0.3926
Class 529-A	$0.3760
Class 529-B	$0.3319
Class 529-C	$0.3323
Class 529-E	$0.3628
Class 529-F1	$0.3881
Class R-1	$0.3365
Class R-2	$0.3373
Class R-3	$0.3625
Class R-4	$0.3795
Class R-5	$0.3959
Class R-6	$0.3987

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,286,417
Class B	15,453
Class C	128,125
Class F1	131,528
Class F2	89,392
Total	1,650,915
Class 529-A	32,042
Class 529-B	1,003
Class 529-C	11,949
Class 529-E	1,765
Class 529-F1	2,020
Class R-1	2,369
Class R-2	21,218
Class R-3	29,636
Class R-4	21,019
Class R-5	27,054
Class R-6	30,952
Total	181,027

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$11.46
Class B	$11.46
Class C	$11.46
Class F1	$11.46
Class F2	$11.46
Class 529-A	$11.46
Class 529-B	$11.46
Class 529-C	$11.46
Class 529-E	$11.46
Class 529-F1	$11.46
Class R-1	$11.46
Class R-2	$11.46
Class R-3	$11.46
Class R-4	$11.46
Class R-5	$11.46
Class R-6	$11.46